Exhibit 10.6
FORM OF
HANESBRANDS INC.
OMNIBUS INCENTIVE PLAN (AS AMENDED AND RESTATED)

CALENDAR YEAR [YEAR] GRANT

PERFORMANCE STOCK AND CASH AWARD - STOCK COMPONENT
GRANT NOTICE AND AGREEMENT

To: [NAME] (referred to herein as “Grantee” or “you”)

Hanesbrands Inc. (the “Company”) is pleased to confirm that you have been granted a Performance Stock Unit (“PSU”) award (this “Award”) effective [DATE] (the “Grant Date”). This Award is subject to the terms of this Grant Notice and Agreement (this “Agreement”) and is made under the Hanesbrands Inc. Omnibus Incentive Plan (As Amended and Restated) (the “Plan”) which is incorporated into this Agreement by reference. Any capitalized terms used herein that are otherwise undefined shall have the same meaning provided in the Plan.
1.Acceptance of Terms and Conditions. To be eligible to receive this Award, you must sign this Agreement and return it to the Compensation Department within 30 days after the Grant Date. By signing this Agreement, you agree to be bound by the terms and conditions herein, the Plan and any and all conditions established by the Company in connection with Awards issued under the Plan, and you further acknowledge and agree that this Award does not confer any legal or equitable right (other than those rights constituting the Award itself) against the Company or any Subsidiary directly or indirectly, or give rise to any cause of action at law or in equity against the Company or any Subsidiary.
2.Grant of PSU Award. Subject to the restrictions, limitations, terms and conditions specified in the Plan, the Participation Guide/Prospectus for Hanesbrands Inc. Omnibus Incentive Plan (As Amended and Restated) (the “Plan Prospectus”), and this Agreement, the Company hereby grants you as of the Grant Date [NUMBER] PSUs which are considered Stock Awards under the Plan. The actual number of shares of Stock you will receive upon vesting of the PSUs will range from 0% to 200% of the number of PSUs awarded and will be calculated as outlined below in Paragraph 3. These PSUs will remain restricted until the third anniversary of the Grant Date (the “Vesting Date”). The shares of Stock issuable upon vesting of the PSUs will be distributed as soon as possible following the Vesting Date. Prior to the Vesting Date, the PSUs are not transferable by the Grantee by means of sale, assignment, exchange, pledge, or otherwise.
3.Calculation of Award Earned. As soon as practicable after [FISCAL YEAR END DATE], your number of shares of Stock that you will receive upon vesting of the PSUs will be determined using the chart below based on the Company’s [METRIC 1], [METRIC 2] and [METRIC 3] for its fiscal year ended [FISCAL YEAR END DATE], as weighted below:

Metric	Weighting	Threshold	Target	Maximum
[METRIC 1] ([% or $])	[%]	[NUMBER]	[NUMBER]	[NUMBER]
[METRIC 2] ([% or $])	[%]	[NUMBER]	[NUMBER]	[NUMBER]
[METRIC 3] ([% or $])	[%]	[NUMBER]	[NUMBER]	[NUMBER]

* The payout for achievement below the Threshold level is [%], at the Threshold level is [%], at the Target level is [%], and at the Maximum level is [%]
* Straight-line interpolation is used for calculating results between the achievement levels
For purposes of this Agreement:

•	[METRIC 1] will be determined by considering [CALCULATION METHOD].

•	[METRIC 2] will be determined by considering [CALCULATION METHOD].

•	[METRIC 3] will be determined by considering [CALCULATION METHOD].

•
The Committee, in its discretion, may specify whether metrics include or exclude (or will be adjusted to include or exclude) extraordinary items, the impact of charges for restructurings or productivity initiatives, non-operating items, discontinued operations and other unusual and non-recurring items, the effects of currency fluctuations, the effects of financing activities (by way of example, without limitation, the effect on earnings per share of issuing convertible debt securities), the effects of acquisitions and acquisition expenses, the effects of divestiture and divestiture expenses, and the effects of tax or accounting changes, each determined in accordance with generally accepted accounting principles. However, unless the Committee determines otherwise prior to the end of the applicable time for establishing metrics for this Award, to the extent any item referenced in the preceding sentence affects any metric applicable to this Award, such item shall be automatically excluded or included in determining the extent to which the metrics have been achieved depending on which produces the higher Award (subject to any exercise of “negative discretion” by the Committee).
4.Dividend Equivalents. Subject to the restrictions, limitations and conditions described in the Plan, dividend equivalents payable on the PSUs will be accrued on behalf of the Grantee at the time that cash dividends are otherwise paid to owners of Hanesbrands Inc. common stock. Interest will be credited on accrued dividend equivalent balances, and such balances will vest on the Vesting Date and will be paid to the Grantee as soon as possible following the Vesting Date.
5.Distribution of the PSUs. No stock certificates will be issued with respect to any shares of Stock. Stock ownership shall be kept electronically in the Grantee’s name, or in the Grantee’s name and in the name of another person of legal age as joint tenants with right of survivorship, as applicable. If withholding of taxes is not required, none will be taken and the gross number of shares of Stock will be distributed. The Grantee is personally responsible for the payment of all taxes related to distribution. The Company or any Subsidiary shall have the right to deduct from any Award, an amount equal to any income, social, or other taxes of any kind required by law to be withheld in connection with the Award, deferral or settlement of the PSUs or other securities pursuant to this Agreement. If the distribution of PSUs is subject to tax withholding, such taxes will be settled by withholding cash and/or a number of shares of Stock with a market value not less than the amount of such taxes. The Company shall also have the right to withhold shares of Stock deliverable upon vesting of the PSUs to satisfy, in whole or in part, the amount the Company is required to withhold for taxes in connection with the Award, deferral or settlement of the PSUs or other securities pursuant to this Agreement. Any cash from dividend equivalents and accrued interest remaining after withholding taxes are paid will be paid in cash to the Grantee.
Pursuant to the share ownership and retention guidelines of the Company’s Key Executive Stock Ownership Program, you are required to hold any net (less tax withholding) shares of Stock that you receive through the lapse of restrictions on PSUs for at least one year from the Vesting Date (unless your employment terminates, or unless you become totally disabled as defined in Paragraph 6 below); to the extent that you fail to hold shares of Stock for the one-year period as required by those guidelines, you may be ineligible for any future equity-based compensation awards until the end of the two-year period commencing on the date that the Company becomes aware of such failure, and if you receive future equity awards, you may be required to authorize the Company’s designated agent to take action to ensure future compliance with the guidelines. Pursuant to the Company’s General Policy on Insider Trading, you agree not to engage in “short sales” or “sales against the box” or trade in puts, calls or other options on the Company’s securities.
6.Death or Total Disability. In the event that you cease active employment with the Company or any of its Subsidiaries (collectively, the “HBI Companies”), because of your death or total disability, all PSUs will vest as of the date of death or the date you are determined to be totally disabled; if your death or total disability occurs prior to [FISCAL YEAR END DATE], the number of shares of Stock you will receive will be the number of PSUs granted to you on the Grant Date, and if your death or total disability occurs after that date, the number of shares of Stock will be determined pursuant to Paragraph 3 above. Your PSUs will be distributed during the 2½ month period following the end of the calendar year in which you die or become totally disabled. For purposes of this Paragraph 6, you shall be deemed to have a total disability if you are determined to be totally disabled under the Company’s disability plan, you have received disability benefits for at least three months under such plan, and your disability is expected to result in death or to last for a continuous period of at least 12 months.
7.Retirement. If you retire (as defined below) from the HBI Companies, then your PSUs will continue to vest subject to Paragraph 2.
For purposes of this Paragraph 7, you shall be deemed to have retired if you cease active employment with the HBI Companies on or after attaining age 50 or older and completing at least 10 years of service with the HBI Companies. For purposes of determining years of service under this Paragraph, if you were employed by Sara Lee Corporation on September 5, 2006 and remained employed by the HBI Companies thereafter, your service with the HBI Companies and Sara Lee Corporation will both be counted.
8.Other Terminations of Employment and Change in Control.
a.Involuntary Termination With Severance. If your employment is involuntarily terminated by the HBI Companies (other than in connection with a Change in Control as defined in the Plan) within 90 days before the Vesting Date and you are eligible to receive severance benefits under any written severance plan of the Company (a “Severance Event Termination”), then your PSUs will continue to vest subject to Paragraph 3. If your employment is involuntarily terminated by the HBI Companies (other than in connection with a Change in Control as defined in the

Plan) more than 90 days before the Vesting Date, the PSUs granted under this Award are forfeited on the date of termination.
b.Involuntary Termination Without Severance. If your employment is involuntarily terminated by the HBI Companies at any time before the Vesting Date and you are not eligible to receive severance benefits under any written severance plan of the Company (i.e., your employment is terminated for Cause), the PSUs granted under this Award are forfeited on the date of termination.
c.Voluntary Termination. If you voluntarily terminate your employment with the HBI Companies before the Vesting Date, other than as described in Paragraph 7 above, all unvested PSUs are forfeited on the date of termination.
d.Change in Control or Other Sale, Closing or Spin-off. In the event your employment with the HBI Companies is terminated as a result of the sale, closing or spin-off of a specific business unit of the HBI Companies, or upon a Change in Control as defined in the Plan, all restrictions on outstanding PSUs shall lapse, and if such Change in Control occurs prior to [FISCAL YEAR END DATE], the number of shares of Stock you will receive will be the number of PSUs granted to you on the Grant Date, and such shares of Stock shall be paid out as promptly as practicable; provided that if payment would not be a permissible distribution event, such payment will be made under terms described in Section 14 of the Plan.
9.Forfeiture/Right of Offset. Notwithstanding anything contained in this Agreement to the contrary, if you engage in any activity inimical, contrary or harmful to the interests of the Company or any Subsidiary, including but not limited to: (1) without the prior written consent of the Company, counseling or becoming employed by, or otherwise engaging or participating in, or performing consulting services for, any Competing Business (regardless of whether you receive any compensation of any kind), where “Competing Business” means any business that competes with any business that the HBI Companies conducted as of the date your employment terminates with the HBI Companies, (2) violating the Company’s Global Code of Conduct, (3) without the prior written consent of the Company, inducing or attempting to induce any employee of the HBI Companies to leave the employ of the HBI Companies, interfering with the relationship between the HBI Companies and any employee or prospective employee thereof, or hiring or causing the hiring of any person who is an employee of the HBI Companies, (4) without the prior written consent of the Company, calling on, soliciting or servicing any customer of the HBI Companies in order to induce or attempt to induce such person or entity to cease or reduce doing business with the HBI Companies or interfering with the relationship between the HBI Companies and any such customer, (5) disclosing or misusing any confidential information regarding the HBI Companies, (6) participating in any activity not approved by the Board of Directors which could reasonably be foreseen as contributing to or resulting in a Change in Control of the Company (as defined in the Plan), or (7) disparaging or criticizing, orally or in writing, the business, products, policies, decisions, directors, officers or employees of HBI Companies or any of its subsidiaries or affiliates to any person (all such activities described in (1)-(7) above collectively referred to as “wrongful conduct”), then (i) PSUs, to the extent they remain subject to restriction, shall terminate automatically on the date on which you first engaged in such wrongful conduct and (ii) you shall pay to the Company in cash any financial gain you received with respect to this Award within the 12-month period immediately preceding such wrongful conduct. For purposes of this Paragraph 9, financial gain shall equal the fair market value of Company common stock on the Vesting Date, multiplied by the number of shares of Stock vested on that date, reduced by any taxes paid in countries other than the United States with respect to such vesting and which taxes are not otherwise eligible for refund from the taxing authorities.
Further, any incentive compensation paid to you under this Agreement or under any other agreement under the Plan or any other incentive compensation plan maintained by the Company shall be subject to policies established and amended from time to time by the Company regarding the recovery of erroneously-awarded compensation from current and former employees.
By accepting this Agreement, you consent to and authorize the Company to deduct any amounts you owe to the Company under this Paragraph from any amounts payable by the Company to you for any reason. This right of set-off is in addition to any other remedies the Company may have against you for your breach of this Agreement. In addition, by accepting this Agreement, you consent to and authorize the Company to deduct any amounts you owe to the Company for any reason from any amounts payable by the Company to you under this Agreement.
10.Adjustments. If the number of outstanding shares of Stock is changed as a result of a stock split or the like without additional consideration to the Company, the number of PSUs subject to this Award shall be adjusted to correspond to the change in the outstanding shares of Stock.
11.Rights as a Stockholder. Except as provided in Paragraph 4 above (regarding dividends), Grantee shall have no rights as a stockholder of the Company in respect of the PSUs, including the right to vote until and unless the PSUs have vested and ownership of Stock issuable upon vesting of the PSUs has been transferred to you.

12.Public Offer Waiver. By voluntarily accepting this Award, you acknowledge and understand that your rights under the Plan are offered to you strictly as an employee of the HBI Companies and that this Award of PSUs is not an offer of securities made to the general public.
13.Conformity with the Plan and Share Retention Requirements. This Award is intended to conform in all respects with, and is subject to, all applicable provisions of the Plan. Inconsistencies between this Agreement, the Plan Prospectus or the Plan shall be resolved in accordance with the terms of the Plan. By your acceptance of this Agreement, you agree to be bound by all of the terms of this Agreement, the Plan, the Plan Prospectus, and the share ownership and retention guidelines of the Company’s Key Executive Stock Ownership Program.
14.Interpretations. Any dispute, disagreement or question which arises under, or as a result of, or in any way relates to the interpretation, construction or application of the terms of this Agreement, the Plan, or the Plan Prospectus will be determined and resolved by the Committee or its authorized delegate. Such determination or resolution by the Committee or its authorized delegate will be final, binding and conclusive for all purposes.
15.No Rights to Continued Employment. By voluntarily acknowledging and accepting this Award, you acknowledge and understand that this Award shall not form part of any contract of employment between you and any of the HBI Companies. Nothing in the Agreement, the Plan Prospectus, or the Plan confers on any Grantee any right to continue in the employ of the HBI Companies or in any way affects the HBI Companies’ right to terminate the Grantee’s employment without prior notice at any time or for any reason. You further acknowledge that this Award is for future services to the HBI Companies and is not under any circumstances to be considered compensation for past services.
16.Consent to Transfer Personal Data. By accepting this Award, you voluntarily acknowledge and consent to the collection, use, processing and transfer of personal data as described in this Paragraph. You are not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect your ability to participate in the Plan. The Company holds certain personal information about you, that may include your name, home address and telephone number, fax number, email address, family size, marital status, sex, beneficiary information, emergency contacts, passport / visa information, age, language skills, drivers license information, date of birth, birth certificate, social security number or other employee identification number, nationality, C.V. (or resume), wage history, employment references, job title, employment or severance contract, current wage and benefit information, personal bank account number, tax related information, plan or benefit enrollment forms and elections, option or benefit statements, any shares of Stock or directorships in the Company, details of all options or any other entitlements to shares of Stock awarded, canceled, purchased, vested, unvested or outstanding in the Grantee’s favor, for the purpose of managing and administering the Plan (“Data”). The Company and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Company may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of Stock acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing your consent may affect your ability to participate in the Plan.
17.Miscellaneous.
a.Modification. This Award is documented by the records of the Committee or its delegate which shall be the final determinant of the number of shares of Stock granted and the conditions of this Agreement. The Committee may amend or modify this Award in any manner to the extent that the Committee would have had the authority under the Plan initially to grant such Award, provided that no such amendment or modification shall impair your rights under this Agreement without your consent. Except as in accordance with the two immediately preceding sentences and Paragraph 19, this Agreement may be amended, modified or supplemented only by an instrument in writing signed by both parties hereto.
b.Governing Law. All matters regarding or affecting the relationship of the Company and its stockholders shall be governed by the General Corporation Law of the State of Maryland. All other matters arising under this Agreement including matters of validity, construction and interpretation, shall be governed by the internal laws of the State of North Carolina, without regard to any state’s conflict of law principles. You and the Company agree that all claims in respect of any action or proceeding arising out of or relating to this Agreement shall be heard or determined in any state or federal court sitting in North Carolina, and you agree to submit to the jurisdiction of such courts, to bring all such actions or proceedings in such courts and to waive any defense of inconvenient forum to such actions or proceedings. A final judgment in any action or proceeding so brought shall be conclusive and may be enforced in any manner provided by law.

c.Successors and Assigns. Except as otherwise provided herein, this Agreement will bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.
d.Severability. Whenever feasible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.
e.Impact Upon Termination of Employment. By voluntarily acknowledging and accepting this Award, you agree that no benefits accruing under the Plan will be reflected in any severance or indemnity payments that the Company may make or be required to make to you in the future, regardless of the jurisdiction in which you may be located.
18.Confidentiality. You agree that you will not disclose the existence or terms of this Agreement to any other employees of the Company or third parties with the exception of your accountants, attorneys, financial advisors, spouse, or Same-Sex Domestic Partner (as that term is defined in the Hanesbrands Inc. Employee Health Benefit Plan), and shall ensure that none of them discloses such existence or terms to any other person, except as required by applicable law.
19.Amendment. By accepting this Award, you agree that the granting of the Award is at the discretion of the Committee and that acceptance of this Award is no guarantee that future Awards will be granted under the Plan. Notwithstanding anything in this Agreement, the Plan Prospectus, or the Plan to the contrary, this Award may be amended by the Company without the consent of the Grantee, including but not limited to modifications to any of the rights granted to the Grantee under this Agreement, at such time and in such manner as the Company may consider necessary or desirable to reflect changes in law. The Grantee understands that the Company may amend, resubmit, alter, change, suspend, cancel, or discontinue the Plan at any time without limitation.
20.Plan Documents. The Plan Prospectus is available by contacting Celia Powers at 336.519.4210, and a copy of the Plan can be requested from the Compensation Committee, c/o Corporate Secretary, Hanesbrands Inc., 1000 E. Hanes Mill Road, Winston-Salem, NC 27105.

* * *
The undersigned hereby acknowledges, accepts, and agrees to all terms and provisions of the foregoing Agreement.

Grantee

Date

THE SIGNED AGREEMENT MUST BE RETURNED TO THE COMPENSATION DEPARTMENT, HANESBRANDS INC., 1000 E. HANES MILL ROAD, WINSTON-SALEM, NC 27105, WITHIN 30 DAYS AFTER THE GRANT DATE.

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